Exhibit 5.1

April 20, 2021

DoubleVerify Holdings, Inc.

233 Spring Street

New York, NY 10013

(212) 631-2111

Re:	DoubleVerify Holdings, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to DoubleVerify Holdings, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to up to 49,600,010 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), consisting of (a) 16,600,010 shares which may be issued pursuant to the Pixel Group Holdings Inc. 2017 Omnibus Equity Incentive Plan (the “2017 Equity Plan”), (b) 30,000,000 shares which may be issued pursuant to the 2017 Equity Plan and the DoubleVerify Holdings, Inc. 2021 Omnibus Equity Incentive Plan (the “2021 Equity Plan”) and (c) 3,000,000 shares which may be issued pursuant to the Double Verify Holdings, Inc. Employee Stock Purchase Plan (the “ESPP”).

We have examined the originals, or copies certified or otherwise identified to our satisfaction, of the 2017 Equity Plan, the 2021 Equity Plan and the ESPP and such other corporate records, documents, certificates or other instruments as in our judgment are necessary or appropriate to enable us to render the opinion set forth below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the authenticity of the originals of such latter documentation.

Based on the foregoing, we are of the opinion that the 49,600,010 shares of Common Stock that are reserved for issuance in the aggregate pursuant to the 2017 Equity Plan, the 2021 Equity Plan and the ESPP have been duly authorized and, when issued in accordance with the terms of the 2017 Equity Plan, the 2021 Equity Plan or the ESPP, as applicable (to the extent authorized thereunder), will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

We are members of the bar of the State of New York. We express no opinion as to the laws of any jurisdiction other than the laws of the State of Delaware as currently in effect.

Very truly yours,

/s/ Debevoise & Plimpton LLP